Exhibit 99.1

Media Contact: Allison Szeliga 646-935-4161 Allison.Szeliga@ketchum.com

Brink’s Home Security Becomes Broadview Security

Marks Key Milestone in Major New Brand Initiative

IRVING, Texas, June 30, 2009 – Brink’s Home Security Holdings, Inc. (NYSE: CFL) today announced that it is changing the name of its home and business security offering to Broadview Security. To celebrate the new brand name, President and CEO Bob Allen and select employees will ring the opening bell tomorrow at the New York Stock Exchange. The company noted that its NYSE ticker symbol, “CFL,” which represents its mission to create “Customers For Life,” will remain the same.

“Our new name, Broadview Security, reflects the wide range of security services we offer and the active protection we provide to families and businesses,” said Allen. “It represents our long-standing commitment to deliver peace of mind to our customers. Broadview Security provides a strong platform to continue our growth through the expansion of our security offerings.”

Spin-Off

Brink’s Home Security Holdings, Inc. spun off as a separate publicly traded entity from its former parent on October 31, 2008. As a condition of the spinoff, the company is required to change its brand name and corporate name within three years. Today’s announcement marks the introduction of the new brand, Broadview Security.

Securing Our Future

The development of the new brand will be supported by a major marketing investment of an estimated incremental $70-$120 million over the next two to three years. The majority of the investment will focus on direct response television advertising. The new advertising campaign will break on July 6 on over 40 cable television stations, introducing Broadview Security and carrying the tag line “the next generation of Brink’s Home Security.”

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“Our customers can expect the same high-quality, award-winning service from our dedicated employees that has kept our company at the forefront of the security industry for the past 25 years,” said Allen. “We are very excited about our new brand name, Broadview Security. We believe we are exceptionally well-positioned for continued growth in our customer base, revenues, and profits.”

About Broadview Security

Brink’s Home Security Holdings, Inc. (NYSE:CFL), doing business as Broadview Security, headquartered in Irving, Texas, is one of the premier providers of security system monitoring services for residential and commercial properties in North America. The company operates in more than 250 metropolitan areas and services more than 1.3 million customers across the United States and Canada.

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